Freeport-McMoRan Inc. To Sell Portion Of Its
               Shares in Freeport-McMoRan Copper & Gold Inc.

                 Freeport-McMoRan Copper & Gold Inc. and
               RTZ America Inc. and The RTZ Corporation PLC
                      to Establish Strategic Alliance

     New Orleans, LA., March 7, 1995 -- Freeport-McMoRan Copper &
Gold Inc. (NYSE:FCX), Freeport-McMoRan Inc. (NYSE:FTX), The RTZ Corporation PLC (RTZ) and RTZ America Inc. (RTZ America)
announced today that they have signed letters of intent whereby
RTZ America may acquire over 18% of the outstanding common equity of FCX for up to approximately $875 million; FCX and subsidiaries of FCX will enter into joint venture arrangements with
subsidiaries of RTZ pursuant to which RTZ's subsidiaries intend to invest up to $850 million on exploration and development
projects on lands controlled by FCX's Indonesian subsidiaries and
RTZ will acquire 25% of FCX's Spanish smelter operations.
     RTZ America will acquire from FTX approximately 21.5 million shares of FCX Class A common stock (approximately 10.4% of the
outstanding common equity of FCX) for $450 million.   FTX will
call its 6.55% Convertible Subordinated Notes (Notes), the outstanding principal amount of which is approximately $373 million. If requested by FTX, RTZ America will make a cash tender offer for the Notes. RTZ America will be obligated to convert any Notes it acquires into the common stock of FTX. If
RTZ America acquires all of the Notes and exercises an option it will receive from FTX to acquire approximately 3.5 million common shares of FCX, after completion of FTX's previously announced restructuring RTZ America would own approximately 12% of FTX's common shares anticipated to be outstanding and, in the aggregate, over 18% of the outstanding common equity of FCX. FTX anticipates it will offer FTX common shares in exchange for its $4.375 Convertible Exchangeable Preferred Stock. FTX's Zero
Coupon Convertible Subordinated Debentures will be redeemed for cash.
     The transaction with RTZ America would enable FTX to distribute its FCX ownership to its shareholders pursuant to the tax-free spin-off plan announced by FTX in May 1994. As previously announced,in November 1994 FTX received a private letter ruling from the Internal Revenue Service that the distribution would be a tax-free transaction. As the total number of shares of FCX will not change as a result of these transactions, RTZ's acquisition of FCX shares from FTX will not result in any dilution to the current holders of FCX
Class A shares.
     RTZ is expected to contribute substantial operating and management expertise to FCX's business. Representatives of RTZ America, in proportion to RTZ America's ownership in FCX, will be nominated to the FCX Board of Directors. In addition, RTZ and FCX will exchange management personnel and establish an Operating Committee, consisting of personnel of FCX and RTZ, through which the policies established by the Board of Directors of FCX will be implemented and operations will be conducted.
     In addition to RTZ America's acquisition of FCX stock, RTZ and FCX have agreed to establish exploration joint ventures involving the Contracts of Work (COWs) held by subsidiaries of FCX, P.T. Freeport Indonesia Company (PT-FI) and a subsidiary of Eastern Mining Company (EMC). Under the joint venture arrangements, subsidiaries of RTZ will acquire a 40% beneficial interest in the COW held by EMC and a 40% beneficial interest in the portion of PT-FI's COW generally referred to as Block B which excludes PT-FI's current operations. In addition, a subsidiary of RTZ will acquire a 40% beneficial interest in future expansion projects in Block A of PT-FI's COW, which is the area encompassed by PT-FI's original COW and which includes its current operations. Under the joint venture arrangements, RTZ and FCX will establish an Exploration Committee to approve exploration expenditures and subsidiaries of RTZ will pay for all further exploration approved by the committee until RTZ has paid an aggregate of $100 million. The parties will pay ratably in proportion to their ownership, additional exploration costs and the costs to develop projects mutually agreed upon in EMC's COW area and Block B of PT-FI's COW.
     For future expansion projects in Area A of PT-FI's COW, subsidiaries of RTZ will provide up to a maximum of $750 million for 100% of defined costs to develop such projects. RTZ will receive 100% of incremental cash flow attributed to the expansion projects until it has received an amount equal to the funds it has provided plus interest based on RTZ's cost of borrowing. Subsequently, the parties will share in incremental cash flow ratably in proportion to their ownership. Future expansion projects in Block A of PT-FI's COW will exclude any interest in future production equivalent to FCX's expanded 115,000 tons per day milling operations.
     A subsidiary of RTZ will purchase a 25% interest in FCX's
Huelva, Spain copper smelter, which is currently being expanded to 270 thousand metric tons of annual metal production. RTZ will also acquire a 25% interest in FCX's Spanish mineral exploration program.
     James R. Moffett, Chairman and CEO of FTX and Chairman of
FCX said "This strategic combination allows two world-class mining companies to combine their expertise in a truly synergistic transaction that will further enhance what is now one of the world's most successful mining and mineral exploration companies. RTZ's operating and management expertise will assist
FCX in remaining one of the lowest cost copper operations in the world while FCX continues to focus on its exploration opportunities in Indonesia. RTZ's funding for FCX's Indonesian operations will free up FCX's significant cash flow that will be generated by its 115K expansion now being completed. In addition, the transaction with RTZ America will provide the funds necessary to complete the refinancing of FTX's liabilities, which will remove the last major hurdle in FTX's restructuring announced last May".
     Robert Wilson, RTZ's Chief Executive said "We are delighted to have this unique opportunity to participate in the future development of Grasberg, one of the world's most remarkable mineral resources, and in the exceptional exploration potential of Irian Jaya. Grasberg is a large and complex operation, but given RTZ's experience in other major open pit copper orebodies such as Bingham Canyon, Palabora and Escondida, we anticipate considerable mutual benefit from combining our skills in this way. We welcome the opportunity to make a substantial investment in the fast growing Indonesian economy. When additional reserves are established and production is increased at Grasberg, or new orebodies discovered, there will be excellent opportunities to enhance the value of both companies for the benefit of our respective shareholders."
     All of these arrangements are subject to, among other things, certain regulatory approvals and approval by the FCX
Class A common shareholders of the Plan of Merger dated February
7, 1995. RTZ America's acquisition of shares in FCX is expected to be completed by June 30, 1995.